UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 4, 2011 (July 31, 2011)

Cleveland BioLabs, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street	14203
Buffalo, NY	(Zip Code)
(Address of Principal Executive Offices)

(716) 849-6810
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2011, C. Neil Lyons was appointed to the position of Chief Financial Officer of Cleveland BioLabs, Inc. (the “Company”), effective September 1, 2011.  Mr. Lyons will replace John A. Marhofer, Jr., who resigned from his position as Chief Financial Officer of the Company, effective July 31, 2011. Michael Fonstein, Ph.D., President and Chief Executive Officer, will assume the position of interim Chief Financial Officer effective immediately until Mr. Lyons joins the Company.

Appointment of Mr. Lyons as Chief Financial Officer

Pursuant to an employment agreement, dated August 4, 2011 (the “Employment Agreement”), the Company offered the position of Chief Financial Officer to C. Neil Lyons, effective September 1, 2011. Effective as of such date, Mr. Lyons will become the Chief Financial Officer and principal financial officer of the Company.

Mr. Lyons, age 54, has over 30 years of experience related to operations, finance, SEC compliance, complex transactions, strategy, information systems and corporate governance. Prior to joining the Company, from 2005, Mr. Lyons served as Chief Financial Officer and Treasurer of RegeneRx Biopharmaceuticals, Inc., where he led several financial transactions, identified and captured government grant opportunities, directed investor relations activities, developed financial models and implemented investment strategies and employee benefit programs. From 2003 until 2005, Mr. Lyons founded and was the principal of Ironbridge Consulting, a firm that provides executive consulting services relating to financial management, including the implementation of Sarbanes-Oxley Act compliance procedures, to businesses in the Washington D.C. metro area.  From 1998 until 2003, Mr. Lyons was the Vice President, Finance, of SkyBridge Limited Partnership, an international satellite broadband start-up affiliated with Alcatel, where he secured significant amounts of capital and was an active participant in acquisition and joint venture activities. Prior to that, Mr. Lyons served in various positions at Bell Atlantic (now Verizon) and HFS, Inc., a major Department of Defense contractor. Mr. Lyons practiced as an auditor at Deloitte and Arthur Young. Mr. Lyons is a certified public accountant and received a Bachelor of Science degree in accounting, magna cum laude, from Florida Southern College.

The Employment Agreement provides that Mr. Lyons’ initial employment term will extend until August 31, 2012 and, thereafter, his employment term will be renewed pursuant to terms of the Employment Agreement for successive one-year periods, unless earlier terminated in accordance with its terms.

Mr. Lyons will be paid a base salary at an annual rate of $250,000 and will be awarded stock options to purchase 125,000 shares of the Company’s common stock, which will vest 25% on the date on which Mr. Lyons commences his employment, and 25% on each of the one, two and three year anniversary date of the commencement of employment.  As an executive officer of the Company, Mr. Lyons will participate in the Company’s executive compensation plan and, if Mr. Lyons meets his target, his base salary will be increased in accordance with the terms of the plan.  In addition, Mr. Lyons will be eligible to earn an annual bonus based on corporate targets set by the Board of Directors on an annual basis.

Pursuant to the Employment Agreement, if Mr. Lyons is terminated for “cause” or resigns, the Company would not have any further obligations, except the payment of any base salary and reimbursable expenses accrued through the date of termination. If Mr. Lyons is terminated without cause as described in the Employment Agreement, he would be entitled to severance pay equal to six months of his annual salary. If Mr. Lyons is terminated due to a permanent disability or death, Mr. Lyons would be entitled to receive severance pay equal to the base salary that would have been payable if Mr. Lyons had continued his employment for the remaining term under the Employment Agreement. However, if Mr. Lyons becomes permanently disabled or dies as a result of, or in conduct of, his employment duties under his employment agreement, Mr. Lyons would be entitled to severance pay equal to his base salary that would have been payable had Mr. Lyons continued his employment for a period of no less than eighteen months. In order to comply with Section 409A of the Internal Revenue Code, in certain instances, such severance may be delayed until the earlier of (i) six (6) months and one (1) day after Mr. Lyons’ separation from service or (ii) Mr. Lyons’ death.

Under the Employment Agreement, a “permanent disability” will be deemed to occur if Mr. Lyons suffers a physical or mental illness, injury or infirmity that prevents him from performing, with or without reasonable accommodations, his essential job functions, for a total period of 120 days in any 360-day period. “Cause,” as defined in the Employment Agreement, includes, among others, the following events, as determined in the reasonable good faith judgment of the Board of Directors:

•
the failure of Mr. Lyons to perform his duties or comply with reasonable directions of the Board of Directors which continues for ten days after the Board of Directors has given written notice to him, specifying in reasonable detail the manner in which he has failed to perform such duties or comply with such directions;

•
the determination by the Board of Directors in the exercise of its reasonable judgment that Mr. Lyons has committed an act or acts constituting a felony, dishonesty or disloyalty with respect to the Company or fraud;

•
the determination by the Board of Directors in the exercise of its reasonable judgment that Mr. Lyons has committed an act, or has failed to take action, which act or failure to take action adversely affects the Company’s business or reputation; or

•
the breach, non-performance or non-observance of any of the terms of the Employment Agreement (other than as described in the first bullet above) or any other agreement to which Mr. Lyons and the Company are parties, by Mr. Lyons, if such breach, non-performance or non-observance shall continue beyond a period of ten business days immediately after written notice thereof by the Company to Mr. Lyons.

The Employment Agreement also contains confidentiality, assignment of inventions, non-competition and non-solicitation provisions to help protect the value of the Company’s intellectual property.

A copy of the Employment Agreement is filed as Exhibit 10.1 and the foregoing description is subject in all respects to the actual terms of the Employment Agreement.

There is no family relationship between Mr. Lyons and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions between the Company and Mr. Lyons, or any member of either Mr. Lyons’ immediate family, of the type set forth in Item 404(a) of Regulation S-K.

Separation Agreement of Mr. Marhofer

On August 1, 2011, the Company and Mr. Marhofer entered into an agreement and general release relating to his resignation (the “Separation Agreement”).  Pursuant to the Separation Agreement, upon the termination of his employment with the Company, Mr. Marhofer will receive: (i) an amount equal to $110,027, payable ratably in equal installments over a six month period (the “Severance Period”), commencing on August 8, 2011, and (ii) 33,241 shares of common stock under the Company’s Equity Incentive Plan. In addition, the Company will cover a portion of Mr. Marhofer’s medical, dental and vision coverage during the Severance Period. Under the Separation Agreement, Mr. Marhofer will be permitted to exercise any non-qualified stock options that have been previously granted and are fully vested and outstanding as of July 31, 2011 until the earlier of July 30, 2014 or the date that the options expire by their terms. The Separation Agreement contains a general release of all claims by Mr. Marhofer.

A copy of the Separation Agreement is filed as Exhibit 10.2 and the foregoing description is subject in all respects to the actual terms of the Separation Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated August 4, 2011, between the Company and C. Neil Lyons
10.2	Separation Agreement, dated August 1, 2011, between the Company and John A. Marhofer, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: August 4, 2011	By:	/s/ Michael Fonstein
		Name:	Michael Fonstein
		Title:	President, Chief Executive Officer and interim Chief Financial Officer